Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 5, 2009, by and between Regal Entertainment Group, a Delaware corporation (the “Company”), and Michael L. Campbell (“Executive”).

RECITALS

In order to induce Executive to serve as the Executive Chairman of its Board of Directors and as the Executive Chairman of the Company’s subsidiary, Regal Cinemas Corporation, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

Executive is willing to accept such employment and perform services for the Company as of the Effective Date (as defined below), on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

1.                                       Employment.

1.1           Position.  Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as defined herein) as its Executive Chairman of its Board of Directors. In his capacity as the Executive Chairman of the Company, Executive shall report to the Board of Directors of the Company (the “Board”) and shall have the powers, responsibilities and authorities of executive chairmen of corporations of the size, type and nature of the Company, as it exists from time to time, as are assigned by the Board consistent with Executive’s position. In his capacity as Executive Chairman of the Company’s subsidiary, Regal Cinemas Corporation, Executive shall report to the Board of Directors of Regal Cinemas Corporation and shall have the powers, responsibilities and authorities of executive chairmen of corporations of the size, type and nature of Regal Cinemas Corporation, as it exists from time to time, as are assigned by the Board of Directors of Regal Cinemas Corporation consistent with Executive’s position. At the request of the Company, Executive will serve as an officer and/or director of any of the Company’s other subsidiaries for no additional compensation.

1.2           Duties.  Subject to the terms and conditions of this Agreement, Executive hereby agrees to be employed as the Executive Chairman of the Company and to serve as Chairman of the Board and as the Executive Chairman of Regal Cinemas Corporation, and agrees to devote such working time and efforts (except for permitted vacation periods and reasonable periods of illness and other incapacity), to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith so that such performance shall be his primary business activity. Executive shall perform such duties and exercise such powers with respect to the activities of the Company, commensurate with his positions, as the Executive Chairman of the Company and as a member of the Board, as the Board shall from time to time reasonably delegate to him.

1.3           Other Service.  Nothing in this Agreement shall preclude Executive from serving on boards of directors of other companies or trade organizations and participating in charitable, community or religious activities that do not substantially interfere with his duties and responsibilities hereunder or conflict with the interest of the Company.

1.4           Office.  Executive’s primary office will be located in the Company’s office facility located in Knoxville, Tennessee, or any other location acceptable to Executive.

2.                                       Term.

2.1           Term of Employment.  Executive’s term of employment under this Agreement shall commence as of the Effective Date (as defined below), and, subject to the terms hereof, shall terminate on the earlier of (i) the third anniversary of the Effective Date, or (ii) termination of Executive’s employment pursuant to this Agreement (the “Term”); provided, however, that any termination of employment by Executive (other than for death or Permanent Disability) or by the Company may only be made upon 90 days prior written notice to the other party hereto. Executive shall resign from any and all positions, including board memberships, held by him with the Company or any subsidiary of the Company upon any termination of employment.

2.2           Extensions.  On each anniversary of the date hereof, commencing in 2010, one year shall be added to the termination date specified in Section 2.1(i) hereof, so that as of each anniversary of the date hereof the remaining Term of Executive’s employment as determined under Section 2.1(i) hereof shall be three (3) years.

2.3           Effective Date.  This Agreement shall only be effective and enforceable by the Company or Executive as of June 30, 2009 (the “Effective Date”).

3.                                       Compensation.

3.1           Salary.  The Company shall pay Executive a base salary (“Base Salary”) at the rate of $800,000 per annum commencing on the beginning of Executive’s term of employment hereunder. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Compensation Committee of the Board will review Executive’s salary at least annually and may increase (but not reduce) Executive’s Base Salary in its sole discretion. Once increased, such Base Salary shall not be reduced and, as so increased, shall constitute “Base Salary” hereunder.

3.2           Annual Bonus.  In addition to his Base Salary, Executive shall, commencing with the 2009 fiscal year and continuing each fiscal year during the Term hereafter, be afforded a reasonable opportunity to earn an annual cash bonus (the “Bonus”).  The Company shall be deemed to have provided Executive with such opportunity by establishing one or more reasonable annual performance goals for the Company (the “Annual Performance Goals”) under an annual executive incentive plan (a “Bonus Plan”) designed to pay a bonus should the Company meet or exceed such goals.  In determining Executive’s Bonus, Executive’s target Bonus shall be at least 100% of Base Salary (the “Target Bonus”).  If in any year the Annual Performance Goals for the Company are exceeded by a material amount, the Company shall award Executive a “stretch” Bonus of up to an additional 50% of Base Salary (for a total Bonus of up to 150% of Base Salary) as determined by the Compensation Committee of the Board.  For 2009,  Executive’s Bonus shall be calculated in accordance with the Company’s 2009 Bonus Plan as adopted by the Board prior to the date hereof.  After 2009, the Compensation Committee of the Board, after consultation with management, will in the last quarter of each year establish reasonable eligibility requirements and Annual Performance Goals for the Bonus Plan for the next year based on the actual and projected performance of the Company. Executive shall be deemed to have earned an annual Bonus under the Company’s Bonus Plan so long as Executive meets the Annual Performance Goals established thereunder and is employed by the Company as of the last day of the Company’s fiscal year.

4.                                       Employee Benefits.

4.1           Employee Benefit Programs, Plans and Practices.  The Company shall during the Term provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices (to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives.

4.2           Health Benefits Continuation.  In the event Executive’s employment is terminated pursuant to Sections 6.1, 6.2, 6.3, 6.4 or 6.6 (other than termination by the Company for Cause in Section 6.6), the Company shall permit Executive to continue to participate in the Company’s health insurance programs, plans and practices, for family coverage, in accordance with the terms thereof, which the Company generally makes available to its employees, at his sole cost and expense equal to the Company’s cost to provide such coverage.  Such right to continued participation shall commence after the Company provides post-termination coverage as required in Sections 6.1, 6.2 and 6.3 or immediately after termination of employment with respect to Sections 6.4 and 6.6.

4.3           Vacation.  While employed hereunder, Executive shall be entitled to no less than 20 business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder.

5.                                       Expenses.  Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

6.                                       Termination of Employment.

6.1           Termination Without Cause.  Except as provided in Section 6.3, if Executive’s employment is terminated by the Company (other than for Permanent Disability, death or Cause), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, accrued vacation and expense incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated under this Section 6.1, Executive shall also be entitled to receive:

(a)  an amount in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the sum of:

(i)  the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of Executive’s termination and the denominator of which is 365, payable at the same time as bonuses are paid to other executives;

(ii)  two times Executive’s annual Base Salary; plus one times Executive’s Target Bonus; payable in a lump sum within 30 days following such termination of employment; provided that if such termination occurs within 90 days prior to calendar year end, amount shall be payable on January 1 of the year following the date of Executive’s termination; and

(b)  continued coverage for a 24-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by Executive to the Company.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

6.2           Termination For Good Reason.  Except as provided in Section 6.3, Executive may resign for Good Reason (as defined below) if Executive provides written notification to the Company of the existence of a condition constituting Good Reason (“Notification”) within ninety (90) days of the initial existence of such condition (“Existence Date”) and the resignation occurs within two (2) years of the Existence Date.  If Executive resigns for Good Reason, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, accrued vacation and expense incurred for which Executive is entitled to reimbursement hereunder. If Executive resigns under this Section 6.2, Executive shall also be entitled to receive:

(a)  an amount in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the sum of:

(i)  the actual bonus, if any, he would have received in respect of the fiscal year in which his resignation occurs, prorated by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of Executive’s resignation and the denominator of which is 365, payable at the same time as bonuses are paid to other executives;

(ii)  two times Executive’s annual Base Salary; plus one times Executive’s Target Bonus; payable in a lump sum within 30 days following such resignation of employment; provided that if such resignation occurs within 90 days prior to calendar year end, amount shall be payable on January 1 of the year following the date of Executive’s resignation; and

(b)  continued coverage for a 24-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by Executive to the Company.

Good Reason shall be defined as one or more of the following conditions arising without the consent of Executive and which has not been remedied by the Company within thirty (30) days after receipt of the Notification:  (i) a material reduction in Executive’s Base Salary or the establishment of or any amendment to the annual cash bonus plan which would materially impair the ability of Executive to receive the Target Bonus (other than the establishment of reasonable EBITDA or other reasonable performance targets to be set annually in good faith by the Board), (ii) a material diminution of Executive’s titles, offices, positions or authority, excluding for this purpose an action not taken in bad faith; or the assignment to Executive of any duties inconsistent with Executive’s position (including status or reporting requirements), authority, or material responsibilities, or the removal of Executive’s authority or material responsibilities, excluding for this purpose an action not taken in bad faith, (iii) a transfer of Executive’s primary workplace by more than fifty (50) miles from the current workplace, (iv) a material breach of this Agreement by the Company, (v) Executive is not the Executive Chairman of Regal Cinemas Corporation, or (vi) Executive is not the Executive Chairman of the Company and a member of the Board.

6.3           Termination During a Change of Control  Notwithstanding Section 6.1 or 6.2, if within three months prior to or one year after a Change of Control (as defined below), Executive’s employment is terminated by the Company (other than for Permanent Disability, death or Cause) or Executive resigns for Good Reason, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, accrued vacation and expense incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated or resigns under this Section 6.3, Executive shall also be entitled to receive:

(a)  an amount in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the sum of:

(i)  the actual bonus, if any, he would have received in respect of the fiscal year in which his termination or resignation occurs, prorated by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of Executive’s termination or resignation and the denominator of which is 365, payable at the same time as bonuses are paid to other executives; and

(ii)  two and one half times Executive’s annual Base Salary; plus two times Executive’s Target Bonus payable in a lump sum within 30 days following such termination or resignation of employment; provided that if such termination or resignation occurs within 90 days prior to calendar year end, amount shall be payable on January 1 of the year following the date of Executive’s termination or resignation; and

(b)  continued coverage for a 30-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by Executive to the Company.

A Change of Control shall be deemed to have occurred upon both of the following occurring: (A) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Anschutz Company, The Anschutz Corporation, or any entity or organization controlled by Philip F. Anschutz (collectively, the “Anschutz Entities”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) acquires 20% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”); and (B) such beneficial ownership (as so defined) by such individual, entity or group of more than 20% of the Voting Power then exceeds the beneficial ownership (as so defined) by the Anschutz Entities of the Voting Power.

6.4           Permanent Disability.  If Executive is unable to engage in the activities required by Executive’s job by reason of any medically determined physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than six (6) consecutive months (“Permanent Disability”), the Company or Executive may terminate Executive’s employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

(i)  the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365, payable at the same time as bonuses are paid to other executives; and

(ii)  accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4 and 5 hereof, to which he is entitled pursuant to the terms of such plans or programs.

6.5           Death.  In the event of Executive’s death during the Term, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

(i)  the actual bonus, if any, he would have received in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365, payable at the same time as bonuses are paid to other executives; and

(ii)  accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4 and 5 hereof, to which Executive’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

6.6           Termination for Cause; Resignation by Executive.

(a)  The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive’s employment is terminated by the Company for Cause or by Executive for any reason (other than by Executive for Good Reason or as a result of Executive’s Permanent Disability or death) during the Term, Executive shall not be entitled to the payment of any compensation otherwise included under this Agreement. After the termination of Executive’s employment by the Company for Cause, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.  After the termination of Executive’s employment by Executive for any reason (other than by Executive for Good Reason or as a result of Executive’s Permanent Disability or death), the obligations of the Company under this Agreement to make any further payments, or provide any benefits other than as specified in Section 4.2 above, to Executive shall thereupon cease and terminate.

(b)  As used herein, the term “Cause” shall be limited to (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the engaging by Executive in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of this Agreement by engaging in action in violation of the restrictive covenants in this Agreement. No act or failure to act by Executive shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

7.                                       Indemnification.  To the fullest extent permitted by the indemnification provisions of the articles of incorporation and bylaws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions hereof, the Company shall (i) indemnify Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if Executive shall be serving in such capacity at the Company’s written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of Executive under the Indemnification Provisions shall survive the termination of the employment of Executive by the Company.

8.                                       Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Regal Entertainment Group
7132 Regal Lane
Knoxville, TN 37918
Attn: Peter B. Brandow, Esq., General Counsel

To Executive:

Mr. Michael L. Campbell
6800 Shinnecock Lane
Knoxville, Tennessee 37918

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

9.                                       Separability; Legal Fees.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. The non-prevailing party shall bear the costs of any legal fees and other fees and expenses which may be incurred by the prevailing party in respect of enforcing its respective rights under this Agreement.

10.                                 Assignment.  This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns, and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

11.                                 Amendment.  This Agreement may only be amended by written agreement of the parties hereto.

12.                                 Nondisclosure of Confidential Information: Non-Competition.

(a)  Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) as required by law. For purposes of this Section 12(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company, its subsidiaries, its theater affiliates (the “Restricted Group”) or suppliers (including, without limitation, any motion picture distributor or exhibitor) or vendors, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).

(b)  During the period of his employment hereunder and for one year thereafter (except in the case where Executive terminates his employment with the Company for the Good Reason event described in clause (v) of the definition of “Good Reason”), Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, or have any financial interest in, any business in Competition (as defined in Section 12(c)) with the business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone, other than the Restricted Group, any person who is, or was at any time during the six (6) months immediately preceding the time of the solicitation or hiring by Executive employed by the Restricted Group (other than Executive’s secretary or other administrative employee who worked directly for him).

(c)  For purposes of this Section 12, a business shall be deemed to be in “Competition” with the Restricted Group if it operates a first-run movie theater with a minimum of six (6) screens within ten (10)

miles of any first-run movie theater with a minimum of six (6) screens operated by a member of the Restricted Group. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in a publicly or privately held company, provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 1% of the outstanding securities of such class.

(d)  Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 12, finds Executive not to be in violation of the provisions of this Section 12, then the Company shall pay to Executive, in a lump sum, within ten days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

13.                                 Beneficiaries: References  Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

14.                                 Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

15.                                 Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the state of Tennessee, without reference to rules relating to conflicts of law.

16.                                 Effect on Prior Agreements.  Except for amendments to this Agreement, this Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive.

17.                                 Withholding.  The Company shall be entitled to withhold all applicable tax withholdings, FICA, FUTA and all other required withholdings of the Company from any and all payments made under any provision of this Agreement.

18.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

REGAL ENTERTAINMENT GROUP

By:	/s/ Amy E. Miles
	Name:	Amy E. Miles
	Title:	Chief Financial Officer

EXECUTIVE

/s/ Michael L. Campbell
Michael L. Campbell